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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
          Solicitation/Recommendation Statement under Section 14(D)(4)
                     of the Securities Exchange Act of 1934

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                             UNIONBANCAL CORPORATION
                            (Name of Subject Company)

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                             UNIONBANCAL CORPORATION
                      (Names of Person(s) Filing Statement)

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                     Common Stock, $1.00 par value per share
                         (Title of Class of Securities)

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                                    908906100
                      (CUSIP Number of Class of Securities)

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                                Richard D. Farman
           Chairman of the Special Committee of the Board of Directors
                             UnionBanCal Corporation
                              400 California Street
                      San Francisco, California 94104-1302
                                 (415) 765-2969

       (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


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                                 With a copy to:

                           William S. Rubenstein, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                            New York, New York 10036
                                 (212) 735-3000


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.